Exhibit 99.1

InspireMD to Host Conference Call and Webinar and to Discuss Recently
Released Results of CGuard™ CARENET Trial on September 24th

CARENET Trial data presented at the Transcatheter Cardiovascular Therapeutics (TCT)
conference, September 16, 2014, showed 0% MACE at 30 Days

BOSTON, MA – September 18, 2014 — InspireMD, Inc. (NYSE MKT: NSPR) (“InspireMD” or the “Company”), a leader in embolic protection systems (“EPS”), will host a live webinar and Q&A to discuss the positive results of its recent CARENET (CARotid Embolic protection study using microNET) Trial for its CGuardTM Embolic Protection System (EPS) which were announced at the Transcatheter Cardiovascular Therapeutics (TCT) conference, in Washington, D.C. on Tuesday September 16, 2014. The live webinar and Q&A will take place on Wednesday, September 24 at 8:30 AM ET.

Josh Jennings, MD, Senior Research Analyst at Cowen & Company, will moderate a panel discussion featuring one of the Principal Investigators (PIs) of the CARENET trial, Professor Piotr Musialek, from Jagiellonian University Medical College at John Paul II Hospital, in Krakow, Poland. The discussion will be followed by a question and answer session.

The webinar will be available on the Investor Relations section of the Company’s website at http://www.inspire-md.com/site_en/for-investors/ . To participate by telephone, participants should call (877) 407-0789 (United States) or (201) 689-8562 (International) and request the InspireMD call. A digital replay of the webinar will be available for 30 days after the event.

The discussion will focus on the clinical benefits that the MicroNetTM covered CGuard may offer patients undergoing carotid artery stenting compared to existing treatments on the market.

Findings from The CARENET trial, which recruited a total of 30 patients, include:

•	Achieving its primary endpoint with 0% MACE (meaning no death, stroke or myocardial infarction) at 30 days.
•	The incidence of new ischemic lesions as assessed by Diffusion Weighted Magnetic Resonance Imaging (DW-MRI) after carotid artery stenting was reduced by almost 50%, compared to published historical control groups of non-mesh covered carotid stents
•	The CARENET trial also reported an average lesion volume per patient that was 10 times smaller than these historical control groups.
•	The reduction in both the number of new ischemic lesions and the volume of those lesions indicates therapeutic benefits of the MicroNet technology in this patient cohort.

The proprietary CGuard EPS uses the same MicroNet technology featured on the MGuard™ and MGuard Prime™ coronary embolic protection systems. The MicroNet technology is a single fiber knitted mesh wrapped on an open cell stent platform designed to trap debris that can dislodge and travel downstream after a patient is treated with traditional stenting methods. This technology seeks to protect patients from plaque debris and blood clots breaking off and which can lead to life threatening strokes. The size, or aperture, of the MicroNet ‘pore’ is only 150-180 microns in order to maximize protection against the potentially dangerous plaque and thrombus within the carotid artery.

CGuard EPS is CE Mark approved. CGuard EPS, however, is not approved for sales in the U.S. by the U.S. Food and Drug Administration at this time.

About InspireMD, Inc.

InspireMD seeks to utilize its proprietary MGuard™ with MicroNetTM technology to make its products the industry standard for embolic protection and to provide a superior solution to the key clinical issues of current stenting in patients with a high risk of distal embolization, no reflow and major adverse cardiac events.

InspireMD intends to pursue applications of this MicroNet technology in coronary, carotid (CGuardTM) and peripheral artery procedures. InspireMD's common stock is quoted on the NYSE MKT under the ticker symbol NSPR.

Forward-looking Statements

This press release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our existing and new products, (ii) negative clinical trial results or lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) intense competition in the medical device industry from much larger, multinational companies, (v) product liability claims, (vi) product malfunctions, (vii) our limited manufacturing capabilities and reliance on subcontractors for assistance, (viii) insufficient or inadequate reimbursement by governmental and other third party payers for our products, (ix) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful, (x) legislative or regulatory reform of the healthcare system in both the U.S. and foreign jurisdictions, (xi) our reliance on single suppliers for certain product components, (xii) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xiii) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. More detailed information about the Company and the risk factors that may affect the realization of forward looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Transition Report on Form 10-KT and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Contacts:

Todd Fromer / Garth Russell

KCSA Strategic Communications

Phone: 212-896-1215 / 212-896-1250

Email: tfromer@kcsa.com / grussell@kcsa.com

Media Contact:

Samantha Wolf

Phone: KCSA Strategic Communications

Email: 212-896-1220

swolf@kcsa.com